                Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                      Registration Statement No. 333-94069


                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 13, 2000)

                            _______________________

     This Prospectus Supplement supplements the Prospectus dated January 13, 2000 (the "Prospectus") relating to the resale of up to 3,605,044 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Lycos, Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Amendment No. 1 to the Registration Statement on Form S-3 No. 333-94069.

                                _______________


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JANUARY 13, 2000). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                                _______________

            The date of this Prospectus Supplement is June 21, 2000.

     This Prospectus Supplement updates certain information contained in the "Selling Stockholders" section of the Prospectus. Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated January 13, 2000 and the information incorporated therein by reference.

     The following table amends the information set forth in the table in the "Selling Stockholders" section of the Prospectus as follows:


                                             Shares Beneficially
                                                   Owned                           Shares Beneficially
                                              Prior To Offering                     Owned If All Shares
                                                  And Being                           Being Registered
                                               Registered For                             Hereunder
                                                 Sale(1) (2)                         Are Sold (1) (2) (3)
---------------------                  ------------------------------           ------------------------------
Selling Stockholder                    Number                 Percent           Number                 Percent
-------------------                    ------                 -------           ------                 -------
Chase Venture Capital Associates,
  L.P.                                  341,031
The Flatiron Fund 1998/99, LLC           85,258                     *                 0                      0
Flatiron Associates, LLC                  8,698                     *                 0                      0
Softbank Technology Ventures IV, L.P.   334,619                     *                 0                      0
Softbank Technology Advisors Fund,
 L.P.                                     6,410                     *                 0                      0
Highland Capital Partners IV Limited
 Partnership                            258,904                     *                 0                      0
Highland Entrepreneur's Fund IV
 Limited Partnership                     10,786                     *                 0                      0
General Catalyst, LLC                   199,504                     *                 0                      0
Gamesville Investors, LLC                55,935                     *                 0                      0
The CIT Group/Equity Investments,
 Inc.                                     8,698                     *                 0                      0
David C. Bohnett Trust                   10,951                     *                 0                      0
Steve N. Kane                           819,969                     *                 0                      0
Stuart Roseman                          706,327                     *                 0                      0
Beth Greenberg                          204,750                     *                 0                      0
John L. Furse                           455,538                     *                 0                      0
Steven N. Kane Irrevocable
 Generation - Skipping Trust             91,107                     *                 0                      0
David Shnaider                            2,186                     *                 0                      0
Lester Wunderman                          4,373                     *                 0                      0

          TOTAL                       3,605,044                     *                 0                      0

________________
* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2) Includes an aggregate of 306,520 shares of common stock beneficially owned by the selling stockholders that have been deposited in an escrow account pursuant to the Indemnification and Escrow Agreement dated November 22, 1999 to indemnify Lycos against losses resulting from breaches of the representations and warranties of Gamesville.com set forth in the merger agreement. The escrowed shares will be released from escrow on November 22, 2000 only to the extent that no claims have been made by Lycos against the escrowed shares.

(3) Assumes that the selling stockholders will sell all the shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus." There can be no assurance that the selling stockholder will sell all or any of the shares offered hereunder.

                                       3